CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Baron Select Funds of our reports dated February 26, 2019, relating to the financial statements and financial highlights, which appears in Baron Partners Fund’s, Baron Focused Growth Fund’s, Baron International Growth Fund’s, Baron Real Estate Fund’s, Baron Emerging Markets Fund’s, Baron Global Advantage Fund’s, Baron Real Estate Income Fund’s, Baron Health Care Fund’s, and Baron WealthBuilder Fund’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accountants” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 30, 2019